Exhibit 99.1

Gemphire Announces Pricing of $22 Million Public Offering of Common Stock

LIVONIA, Mich., February 8, 2018 -- Gemphire Therapeutics Inc. (NASDAQ: GEMP), a clinical-stage biopharmaceutical company focused on developing and commercializing therapies for cardiometabolic disorders, including dyslipidemia, Non Alcoholic Fatty Liver Disease (NAFLD) and Nonalcoholic Steatohepatitis (NASH), today announced the pricing of its previously announced underwritten public offering of 3,142,858 shares of its common stock at a public offering price of $7.00 per share. All of the shares of common stock are being offered by Gemphire. In addition, Gemphire has granted the underwriters a 30-day option to purchase up to an additional 471,429 shares of common stock at the public offering price less the underwriting discount. The Company expects to receive gross proceeds of approximately $22.0 million, before deducting the underwriting discount and estimated offering expenses payable by the Company, and assuming no exercise of the underwriters’ option to purchase additional shares. Gemphire anticipates using the net proceeds from the offering for working capital and general corporate purposes.

The offering is expected to close on February 12, 2018, subject to the satisfaction of customary closing conditions.

Piper Jaffray & Co. is acting as the lead book-running manager for the offering. Raymond James & Associates, Inc. is also acting as a book-runner for the offering.  Roth Capital Partners is acting as a lead manager for the offering and Laidlaw & Company (UK) Ltd. and LifeSci Capital LLC are acting as co-managers.

The securities described above are being offered by Gemphire pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (the "SEC").   A preliminary prospectus supplement and the accompanying prospectus related to the offering have been filed with the SEC and are available on the SEC's website at www.sec.gov.  Copies of the final prospectus supplement and the accompanying prospectus relating to this offering, when available, may be obtained from:  Piper Jaffray & Co., Attn: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, by telephone at (800) 747-3924, or by email at prospectus@pjc.com; or Raymond James & Co., Inc., Attn: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, Florida, by telephone at (800) 248-8863, or by email at prospectus@raymondjames.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Exhibit 99.1

About Gemphire

Gemphire is a clinical-stage biopharmaceutical company that is committed to helping patients with cardiometabolic disorders, including dyslipidemia and NASH.  The Company is focused on providing new treatment options for cardiometabolic diseases through its complementary, convenient, cost-effective product candidate gemcabene as add-on to the standard of care, especially statins, that will benefit patients, physicians, and payors.  Gemphire’s Phase 2 clinical program is evaluating the efficacy and safety of gemcabene in hypercholesterolemia, including FH and ASCVD, SHTG and NASH/NAFLD.  Two trials supporting hypercholesterolemia have been completed under NCT02722408 and NCT02634151.  Gemphire has completed recruitment for a clinical trial for SHTG under NCT02944383, and previously initiated a trial for adult NASH. Please visit www.gemphire.com for more information.

Forward Looking Statements
Any statements in this press release about Gemphire’s future expectations, plans and prospects, including statements about the closing of Gemphire’s offering of securities and its anticipated use of the net proceeds therefrom, and Gemphire’s financial prospects, future operations and sufficiency of funds for future operations, clinical development of Gemphire’s product candidate, expectations regarding future clinical trials, regulatory submissions and meetings and future expectations and plans and prospects for Gemphire, expectations for the future competitive environment for gemcabene,  expectations regarding operating expenses and cash used in operations, and other statements containing the words "believes," "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," "may," "potential," "will," "would," "could," "should," "continue," “scheduled” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: developments in the capital markets, the success and timing of Gemphire’s regulatory submissions and pre-clinical and clinical trials; regulatory requirements or developments; changes to Gemphire’s clinical trial designs and regulatory pathways; changes in Gemphire’s capital resource requirements; the actions of Gemphire’s competitors; Gemphire’s ability to obtain additional financing; Gemphire’s ability to successfully market and distribute its product candidate, if approved; Gemphire’s ability to obtain and maintain its intellectual property protection; and other factors discussed in the "Risk Factors" section of Gemphire’s Annual Report on Form 10-K for the year ended December 31, 2016, Gemphire’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 and in other filings Gemphire makes with the SEC from time to time.  In addition, the forward-looking statements included in this press release represent Gemphire’s views as of the date hereof.  Gemphire anticipates that subsequent events and developments will cause Gemphire’s views to change.  However, while Gemphire may elect to update these forward-looking statements at some point in the future, Gemphire specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing Gemphire’s views as of any date subsequent to the date hereof.

Contact:

Andrew McDonald, Ph.D.

LifeSci Advisors, LLC

(646) 597-6987

Jeff Mathiesen, CFO

Gemphire Therapeutics Inc.

(734)-245-1700